EXHIBIT 99.2

CONSENT OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

[LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]

August 30, 2011

Board of Directors

PAETEC Holding Corp.

600 Willowbrook Office Park

Fairport, New York 14450

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated July 31, 2011, to the Board of Directors of PAETEC Holding Corp (“PAETEC”) as Annex C to, and to the reference thereto under the headings “SUMMARY—Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated” and “THE MERGER —Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated” in, the joint proxy statement/prospectus relating to the proposed merger involving PAETEC and Windstream Corporation (“Windstream”), which joint proxy statement/prospectus forms a part of Windstream’s Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED